Exhibit 99.1

LogMeIn Announces $50 Million Share Repurchase Program

BOSTON, Aug. 13, 2013 – LogMeIn, Inc. (NASDAQ:LOGM), a leading cloud and mobile services provider, announced that its Board of Directors has authorized a share repurchase program for up to $50 million of the company’s outstanding common stock. Repurchases under the program may be made from time to time on the open market or in privately negotiated transactions through the end of 2015.

“This increased share repurchase program reflects the confidence of our Management Team and Board of Directors in LogMeIn’s long-term growth strategy and leverages our strong balance sheet and cash flow generation,” said Michael Simon, CEO of LogMeIn.

The new share repurchase program replaces the company’s ongoing $25 million repurchase program, originally announced February 14th, 2013, and under which the company has repurchased shares totaling approximately $16 million to date.

The company expects to fund the program using the company’s cash on hand and cash generated from operations. The program may be extended, suspended or discontinued at any time without prior notice.

Cautionary Language Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding the specifics of the repurchase program and the company’s long-term growth. These forward-looking statements are made as of the date they were first issued and were based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Words such as “expect,” “anticipate,” “should,” “believe,” “hope,” “target,” “project,” “goals,” “estimate,” “potential,” “predict,” “may,” “will,” “might,” “could,” “intend,” variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the company’s control. The company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors. The forward-looking statements included in this press release represent the company’s views as of the date of this press release. The company anticipates that subsequent events and developments will cause its views to change. The company undertakes no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to the date of this press release.

About LogMeIn, Inc.

LogMeIn (NASDAQ:LOGM) transforms the way people work and live through secure connections to the computers, devices, data, and people that make up their digital world. The company’s cloud services free millions of people to work from anywhere, empower IT professionals to securely embrace the modern cloud-centric workplace, give companies new ways to reach and support today’s connected customer, and help businesses bring the next generation of connected products to market.

LogMeIn is headquartered in Boston’s Innovation District with offices in Australia, Hungary, India, Ireland, the Netherlands, and the UK.

Contact Information:

Investors

Rob Bradley

LogMeIn, Inc.

781-897-1301

rbradley@LogMeIn.com

Press

Craig VerColen

LogMeIn, Inc.

781-897-0696

Press@LogMeIn.com